Exhibit 99.1

Behringer Harvard Begins Construction of
Luxury Multifamily Community in Dallas

4110 Fairmount Will Be Upscale Community
With 276 Apartments and 23 Townhomes

DALLAS, October 9, 2012 — Behringer Harvard announced today that it has begun construction of a multifamily community on two adjacent development sites totaling more than 4.6 acres in the Oak Lawn/Uptown submarket of Dallas, an infill area near the intersection of Maple and Oak Lawn Avenues.

“We believe that 4110 Fairmount will address currently unmet market demand for a superior apartment product at competitive rents in an area near the central business district,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “With its luxurious finishes and proximity to major employment centers in Dallas, we expect the community to have strong appeal for young urban professionals.”

Development plans include the razing of existing 1960s-vintage housing at 2607 Throckmorton Street to make way for a new luxury multifamily community with 276 apartment homes called 4110 Fairmount. Approximately two miles north of the central business district, the development site is near prominent employment centers in Downtown and Uptown Dallas, including well-established medical, market and design districts. Restaurants, nightlife and entertainment venues are less than half a mile from the site. The property also provides convenient access to the most traveled traffic arteries in Dallas, including Dallas North Tollway and Interstate 35 East.

The 4110 Fairmount community will comprise a four-story residential building wrapped around a five-level parking garage. The community also will include 23 three-story townhomes with attached two-car garages constructed on adjacent land on Fairmount Street.

Averaging 901 square feet, the apartments will be built to condominium-quality specifications and offer up to two bedrooms and two and a half baths. Units will feature eight-foot entry and patio doors, ceiling heights of more than nine feet, and full-size washers and dryers. Flooring will include stained concrete on the first floor and vinyl-wood planks in the living, dining and bath areas on floors two through four.

The homes’ luxury kitchens will include granite countertops, under-mounted sinks, tumbled-stone backsplashes, 42-inch hardwood cabinetry with under-cabinet lighting, kitchen islands and stainless steel appliances. Baths will feature framed mirrors, oversized Roman bathtubs with tile surrounds and separate showers in selected units.

Common-area amenities will include a cyber café, a business center, a state-of-the-art fitness center, a virtual game room, two luxury swimming pools, landscaped walking paths, and a dog-amenity station.

Trammell Crow Residential, a Dallas-based firm that has partnered with Behringer Harvard on this acquisition, will serve as developer of 4110 Fairmount. An affiliate of Trammell Crow Residential will serve as the general contractor.

– more –

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 48 multifamily communities in 14 states comprising 13,013 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

# # #